Exhibit 99.1

THE NECESSITY RETAIL REIT ANNOUNCES $260 MILLION CMBS FINANCING

NEW YORK – August 31, 2023 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL” or the “Company”) announced today that, through its subsidiaries, the Company completed a $260 million commercial mortgage-backed security loan (the “Loan”) encumbered by 29 multi-tenant properties the Company owns across the United States.

The Loan has a 10-year term and is interest-only at 6.45%. We were able to achieve this rate even though today’s rates are higher, by using a SOFR swap lock of 3.54% which we proactively put in place approximately one month before completing this loan. Proceeds from the Loan will be used to paydown the Company’s credit facility ahead of the proposed merger with Global Net Lease, Inc. (NYSE: GNL).

“While we are focused on increasing our unsecured financings, the pricing and timing of this loan is beneficial for RTL as we prepare to merge with GNL,” said Michael Weil, CEO of RTL. “We believe that securing this financing now, on favorable terms, will create balance sheet flexibility. The Loan increases our weighted-average debt maturity while lowering our cost of capital and replaces variable-rate debt with fixed-rate. Using the proceeds to pay down our credit facility increases capacity on the line while providing balance sheet flexibility ahead of the proposed merger and internalization with GNL.”

About The Necessity Retail REIT - Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused on “Where America Shops”. RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Forward-Looking Statements

The statements in this communication that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in the Company, including the adjustments giving effect to the Company merging with and into Osmosis Sub I, LLC, with Osmosis Sub I, LLC continuing as the surviving entity and wholly-owned subsidiary of GNL (the “REIT Merger”) and GNL and the Company becoming internally managed (the “Internalization Merger”) as described in this communication, as well as the potential success that the Company may have in executing the REIT Merger and Internalization Merger, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause the Company’s actual results, or the Company’s actual results after making adjustments to give effect to the REIT Merger and the Internalization Merger, to differ materially from those contemplated by such forward-looking statements, including but not limited to: (i) the Company’s ability to complete the proposed REIT Merger and Internalization Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approvals and satisfaction of other closing conditions to consummate the proposed transaction, (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Internalization Merger Agreement and REIT Merger Agreement, each dated as of May 23, 2023 relating to the proposed transactions, (iii) the Company’s ability to obtain consents of applicable counterparties to certain of its lending agreements identified in the REIT Merger agreement, (iv) failure to realize the expected benefits of the REIT Merger and the Internalization Merger, (v) significant transaction costs or unknown or inestimable liabilities, (vi) risks related to diverting the attention of the Company's management from ongoing business operations, (vii) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay, (viii) the risk that the Company's business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (ix) risks related to the market value of the GNL's common stock to be issued in the proposed transactions; (x) potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company's tenants and the global economy and financial market, (x) the risk that one or more parties to the REIT Merger Agreement may not fulfil its obligations under the agreement, as well as the additional risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Additional Information About the REIT Merger and Internalization Merger and Where to Find It

In connection with the proposed transactions, on July 6, 2023, GNL filed with the SEC a registration statement on Form S-4, which includes a document that serves as a prospectus of GNL and a joint proxy statement of GNL and RTL. Each party also plans to file other relevant documents with the SEC regarding the proposed transactions. The Form S-4, as amended, became effective on July 18, 2023. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. GNL and RTL commenced mailing the definitive joint proxy statement/prospectus to stockholders on or about July 19, 2023. Investors and securityholders may obtain a free copy of the joint proxy statement/prospectus and other relevant documents filed by GNL and RTL with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by GNL with the SEC are available free of charge on GNL’s website at www.globalnetlease.com or by contacting GNL’s Investor Relations at investorrelations@globalnetlease.com. Copies of the documents filed by RTL with the SEC are available free of charge on RTL’s website at www.necessityretailreit.com or by contacting RTL’s Investor Relations at ir@rtlreit.com.

Participants in the Proxy Solicitation

GNL, RTL, and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information about directors and executive officers of GNL is available in its proxy statement for its 2023 Annual Meeting, which was filed with the SEC on April 10, 2023, as supplemented or amended from time to time. Information about directors and executive officers of RTL is available in its proxy statement for its 2023 Annual Meeting, which was filed with the SEC on April 10, 2023, as supplemented or amended from time to time. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed transactions. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. Investors may obtain free copies of these documents from GNL as indicated above.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063